471 El Camino Real, Suite 101
Santa Clara, CA 95050

Exhibit 10.1
April 12, 2021

Anshul Maheshwari

RE: Employment Offer

Dear Anshul:

We are pleased to offer you the position of Chief Financial Officer (CFO) with SI-BONE, Inc. (“SI-BONE” or the “Company”). We believe that your knowledge, skills and experience will be an asset to the Company and that this position will offer a mutually beneficial opportunity. We are excited about you joining our team and hope that you will accept our offer.

Position. Your title will be Chief Financial Officer (CFO). This is a full time, exempt position. You will report to me, in my capacity as Chief Executive Officer (CEO). Your first day of employment with SI-BONE (“Start Date”) is anticipated to be on or before April 20, 2021.
Cash Compensation. The Company will pay you a semi-monthly base salary of $16,666.67, equivalent to a yearly base salary of $400,000.00, subject to applicable withholdings. This salary will be subject to adjustment in the Company’s sole discretion. SI-BONE paydays are semi-monthly. You will also be eligible to participate in the Company’s Bonus Plan (the “Bonus Plan”) to receive up to an additional 45% of your base salary based on the achievement of certain corporate and individual goals. Bonuses under this plan are paid annually on or about January 31 of the following year, and you will become eligible to participate at your first date of employment with the Company. Reasonable and customary business expenses, including the IRS mandated rate for business automobile mileage, will be reimbursed to you by the Company.
Sign-on Bonus. The Company will pay you a one-time signing-bonus of $75,000.00, less applicable withholdings (the “Sign-on Bonus”), in the first regularly scheduled payroll date following the Start Date. Should you terminate your employment with the Company for any reason, or should the Company terminate your employment for Cause (as defined below), within one year of your Start Date, you will repay the gross amount of the Sign-On Bonus to the Company.
Equity Incentive. You are also eligible to participate in the Company’s 2018 Equity Incentive Plan (the “EIP”). The Company will recommend to the Compensation Committee of its Board of Directors the grant to you of a Restricted Stock Unit under the EIP representing 38,240 shares of the Company’s common stock (the “RSU”). The Company’s standard quarterly RSU release dates are February 15, May 15, August 15 and November 15. Twenty-five percent of the RSU shares shall vest and be released to you on the first such quarterly release date that follows the one year anniversary of your Start Date and 6.25% of the RSU shares shall vest and be released to you on each of the 12 quarterly release dates that follow thereafter. The RSU shall be subject to all of the terms and conditions of the Company’s EIP and the applicable restricted stock unit agreement. You will also be permitted to participate in the Company’s 2018 Employee Stock Purchase Program, starting with the first purchase period thereunder that begins after your Start Date.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Participation in the Company’s Benefits Program is effective on the first day of the month following your date of hire. Human Resources will give you detailed benefits information during your New Hire Orientation.
Proprietary Information and Inventions Agreement. Your employment is contingent upon your execution of the Company’s Proprietary Information and Inventions Agreement (“PIIA”), which is attached as Exhibit B and should be signed and returned with this letter.
Employment Relationship. Please keep in mind that your employment with SI-BONE is at-will. This means that you are free to terminate your employment with SI-BONE at any time, with or without cause or advance notice. Likewise, SI-BONE has the right to terminate your employment, or otherwise discipline, transfer or demote you at any time, with or without cause, and with or without notice. No one other than the Company CEO can alter this at-will arrangement and any such agreement must be in writing and must be signed by you and the CEO.

Severance: Notwithstanding the foregoing, you will be eligible for certain severance benefits, subject to certain terms and conditions of the Company’s Severance Benefit Plan (Exhibit A-1) and your Participation Agreement thereunder, Exhibit A-2 to this Offer Letter, which are hereby incorporated by reference.

Tax Matters: All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company.

Miscellaneous: While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Complete Agreement: This letter, inclusive of Exhibit A and the PIIA, supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter may not be amended or modified except by an express written agreement signed by both you and a duly authorized officer of the Company.
Employment Eligibility Verification. Pursuant to the Immigration and Nationality Act, the Company is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we can only hire those individuals who are eligible to work in the United States. As a condition of employment, you will be required to provide documents verifying your identity and your eligibility to work in the United States; and to complete an Employment Eligibility Verification form I-9 within three (3) business days from your hire date.
This employment offer is also contingent upon your starting work with the Company on the Start Date, and the completion of an application for employment, satisfactory references and completion of a background check. To accept this offer, please sign in the space provided below and return the signed letter and PIIA to me by close of business on April 13, 2021.
We look forward to you joining the Company and hope that you find your employment with the Company enjoyable and professionally rewarding. If you have any questions, please call me at (608) 516-2651.
    Very truly yours,

    SI-BONE, Inc.

    By: ___/s/ Laura Francis__________________________
    Laura Francis, incoming Chief Executive Officer

I have read and accept this employment offer:

/s/ Anshul Maheshwari
____________________________________________________
Anshul Maheshwari

_____4/12/2021___________________________________
Date

Attachments:

Exhibit A - Severance Benefit Plan and Participation Agreement

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Exhibit B - Proprietary Information and Inventions Agreement (PIIA)
Exhibit A-1

SI-BONE, Inc.
Severance Benefit Plan

Section 1. INTRODUCTION.
The SI-BONE, Inc. Severance Benefit Plan (the “Plan”) is hereby established by the Compensation Committee of the Board of Directors of SI-BONE, Inc. (the “Company”) effective July 16, 2020. The purpose of the Plan is to provide for the payment of severance benefits to eligible employees of the Company in the event that such employees become subject to involuntary or constructive employment terminations. This Plan document also is the Summary Plan Description for the Plan.
For purposes of the Plan, the following terms are defined as follows:
(a) “Affiliate” means any corporation, limited liability company or other business entity (other than the Company) in an “unbroken chain” beginning with the Company, if each of the business entities other than the last such business entity in the unbroken chain owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other business entities in such chain.
(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).
(c)“Cause” means, with respect to a particular employee, the meaning ascribed to such term in any written employment agreement, offer letter or similar agreement between such employee and the Company defining such term, and, in the absence of such agreement, means with respect to such employee, the term “Cause” as defined in the Equity Plan. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.
(d) “Change in Control” has the meaning ascribed to such term in the Equity Plan.
(e) Change in Control Period” means the period commencing three months prior to the Closing of a Change in Control and ending 12 months following the Closing of a Change in Control.
(f) “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

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(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(h) “Committee” means the Board of Directors or the Compensation Committee of the Board of Directors of the Company.
(i) “Company” means SI-BONE, Inc. or, following a Change in Control, the surviving entity resulting from such event.
(j) “Confidentiality Agreement” means the Company’s standard form of Employee Proprietary Information and Inventions Agreement or any similar or successor document.
(k) “Covered Termination” means, with respect to an employee, a termination of employment that is due to (1) a termination by the Company without Cause (and other than as a result of the employee’s death or Disability) or (2) the employee’s resignation for Good Reason, and in either case of (1) or (2), results in such employee’s Separation from Service.
(l) “Disability” means any physical or mental condition which renders an employee incapable of performing the work for which he or she was employed by the Company or similar work offered by the Company.  The Disability of an employee shall be established if (i) the employee satisfies the requirements for benefits under the Company’s long-term disability plan or (ii) in the absence of a Company-sponsored long-term disability plan, the employee satisfies the requirements for Social Security disability benefits.
(m) “Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(n) “Equity Plan” means the SI-BONE, Inc. 2018 Equity Incentive Plan, as amended from time to time.
(o) “Good Reason” for an employee’s resignation means the occurrence of any one or more of the following are undertaken by the Company (or successor to the Company, if applicable) without the employee’s express written consent:
(1) a material reduction in such employee’s annual base salary or total target cash compensation (i.e. the sum of such Covered Employee’s annual base salary and annual target bonus) representing, in either case, a reduction of an amount equal to more than ten percent (10%) of such employee’s then current base salary;
(2) a material reduction or material adverse change in such employee’s job duties, responsibilities or authority; provided, however, that any such reduction or change after a Change in Control (or similar corporate transaction that does not constitute a Change in Control) shall not constitute Good Reason by virtue of the fact that such employee is performing similar duties and responsibilities in a larger organization (e.g., the Chief Executive Officer continues to be the Chief Executive Officer of the successor or parent corporation);

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(3) a material diminution in the authority, duties or responsibility of the supervisor to whom such employee is required to report including a requirement that such employee report to a corporate officer or employee instead of reporting directly to the board of directors of the Company;
(4) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place by more than 30 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation, except for required travel by the employee on the Company’s business to an extent substantially consistent with employee’s business travel obligations prior to the effective date of the Change in Control (or similar transaction); or
(5) a material breach by the Company of any provision of this Plan or any other material agreement between such employee and the Company concerning the terms and conditions of such employee’s employment or service with the Company, provided, however, that in any case of (1), (2), (3) or (4) above, in order for the employee’s resignation to be deemed to have been for Good Reason, (i) the employee must first give the Company written notice of such employee’s intent to resign for Good Reason within 90 days after the date on which the Company gives written notice to such employee of the Company’s affirmative decision to take an action set forth in clause (1), (2), (3), or (4) above (or such action or condition otherwise occurs), which notice shall describe such condition(s) employee believes constitute Good Reason; (ii) the Company must fail to remedy such condition(s) within 30 days after receipt of such written notice (the “Cure Period”), and (iii) the employee must resign from employment effective not later than 90 days after the expiration of such Cure Period.
(p) “Participation Agreement” means an agreement between an employee and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms as the Committee deems necessary or advisable in the administration of the Plan.
(q) “Plan Administrator” means the Committee prior to the Closing and the Representative upon and following the Closing, as applicable.
(r) “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 8(a).
(s) “Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.
(t) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

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Section 2. ELIGIBILITY FOR BENEFITS
(a) Eligible Employee. An employee of the Company is eligible to participate in the Plan if (i) the Plan Administrator has designated such employee as eligible to participate in the Plan by providing such employee a Participation Agreement; (ii) such employee has signed and returned such Participation Agreement to the Company within the time period required therein; and (iii) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
(b) Release Requirement. Except as otherwise provided in an individual Participation Agreement, in order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination.
(c) Plan Benefits Provided In Lieu of Any Previous Benefits. This Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment contract, employment offer letter, or other agreement between the Company and an Eligible Employee. Notwithstanding the foregoing, the Eligible Employee’s outstanding equity awards shall remain subject to the terms the Equity Plan or other applicable equity plan under which such awards were granted (including the award documentation governing such awards) that may apply upon a Change in Control and/or termination of such employee’s service and no provision of this Plan shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder.
(d) Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1) The employee’s employment is terminated by the Company for any reason (including due to the employee’s death or Disability) or the employee voluntarily terminates employment with the Company in any manner, and in either case, such termination is not a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
(2) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.
(3) The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee

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substantially the same level of responsibility and compensation and would not give rise to the employee’s right to a resignation for Good Reason.
(4) The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.
(5) The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.
(e) Termination of Severance Benefits. An Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee:
(1) willfully breaches any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in the Confidentiality Agreement and any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the Eligible Employee and the Company, as applicable); or
(2) fails to enter into the terms of any Confidentiality Agreement reasonably requested by the Company.
Section 3. AMOUNT OF BENEFITS.
(a) Benefits in Participation Agreement. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Participation Agreement.
(b) Additional Benefits. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide benefits to individuals who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other individual, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

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(c) Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.
(d) Parachute Payments. If any payment or benefit an Eligible Employee will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as

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follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If the Eligible Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
Section 4. RETURN OF COMPANY PROPERTY.
An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents and other Company property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, an Eligible Employee must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.
Section 5. TIME OF PAYMENT AND FORM OF BENEFITS.
The Company reserves the right in the Participation Agreement to specify whether payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. All benefits

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provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.
It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any severance benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

In no event shall payment of any severance benefits under the Plan be made prior to an Eligible Employee’s Separation from Service or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this Plan, any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to

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the effectiveness of the Release and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

Section 6. TRANSFER AND ASSIGNMENT.
The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.
Section 7. MITIGATION.
Except as otherwise specifically provided in the Plan, an Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.
Section 8. CLAWBACK; RECOVERY.
All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.
Section 9. RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.
(a) Interpretation and Administration. Prior to the Closing, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this

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Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.
(b) Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee.
(c)Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.
Section 10. NO IMPLIED EMPLOYMENT CONTRACT.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.
Section 11. LEGAL CONSTRUCTION.
This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.
Section 12. CLAIMS, INQUIRIES AND APPEALS.
(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
SI-BONE, Inc.
Compensation Committee of the Board of Directors or Representative
Attention to: Corporate Secretary
471 El Camino Real, Suite 101
Santa Clara, California, USA 95050

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
    (1) the specific reason or reasons for the denial;

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(2) references to the specific Plan provisions upon which the denial is based;
(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.
This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:
SI-BONE, Inc.
Compensation Committee of the Board of Directors or Representative
Attention to: Corporate Secretary
471 El Camino Real, Suite 101
Santa Clara, California, USA 95050

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an

    13.

extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1) the specific reason or reasons for the denial;
(2) references to the specific Plan provisions upon which the denial is based;
(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 13. BASIS OF PAYMENTS TO AND FROM PLAN.
The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

    14.

Section 14. OTHER PLAN INFORMATION.
(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 26-2216351. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.
(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
SI-BONE, Inc.
Attention to: Corporate Secretary
471 El Camino Real, Suite 101
Santa Clara, California, USA 95050

In addition, service of legal process may be made upon the Plan Administrator.
(d) Plan Sponsor. The “Plan Sponsor” is:
SI-BONE, Inc.
471 El Camino Real, Suite 101
Santa Clara, California, USA 95050
+1 (408) 207-0700
(e) Plan Administrator. The Plan Administrator is the Committee prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:
SI-BONE, Inc.
Compensation Committee of the Board of Directors or Representative
471 El Camino Real, Suite 101
Santa Clara, California, USA 95050

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 15. STATEMENT OF ERISA RIGHTS.
Participants in this Plan (which is a welfare benefit plan sponsored by SI-BONE, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:
(a) Receive Information About Your Plan and Benefits

    15.

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
(3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.
(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may only file suit in a state or Federal court situated in Santa Clara County, California.
If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement

    16.

or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

    17.

Exhibit A-2
Participation Agreement
under the Severance Benefit Plan
(follows)

Participation Agreement
Name:     Anshul Maheshwari
Section 1. ELIGIBILITY.
You have been designated as eligible to participate in the SI-BONE, Inc. Severance Benefit Plan (the “Plan”), a copy of which is attached to this Participation Agreement (the “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, timely executing a Release for benefit of the Company and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.
Section 2. CHANGE IN CONTROL SEVERANCE BENEFITS.
If you are terminated in a Covered Termination that occurs during the Change in Control Period, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.
(a) Base Salary. You shall receive a cash payment in an amount equal to 12 months (the “Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.
(b) Bonus Payment. You will be entitled to the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Board of Directors or Committee (or any authorized committee or designee thereof) for the year in which your Covered Termination occurs. If at the time of the Covered Termination you are eligible for the annual target cash bonus for the year in which the Covered Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary for your position for the year in which the Covered Termination occurs). For the avoidance of doubt, the amount of the annual target bonus to which you are entitled under this Section 2(b) will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the Covered Termination were achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Annual Target Bonus Severance Payment”). The Annual Target Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.
(c) Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of

1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your Covered Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.
Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
(d) Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock (each, an “Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Equity Award granted to you shall lapse in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting Equity Award for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, vesting acceleration with respect to any ongoing performance period(s) shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level or, if greater, based on actual performance as of the termination of your Continuous Service to the Company. Notwithstanding anything to the contrary set forth herein, your Equity Awards shall remain subject to the terms of the Equity Plan (or other applicable Company plan) and award documents under which such Equity Award was granted, including any provision for earlier termination of such Equity Awards.
(e) Extension of Post-Termination Exercise Period. All outstanding Equity Awards which carry a right to exercise that you hold as of the date of your Covered Termination will expire on the earlier of (A) the original term of such outstanding Equity Awards as set forth in the applicable award agreement or the equity incentive plan, subject to earlier termination in the event of a Change in Control as set forth in the terms of the applicable equity incentive plan and definitive agreement for such Change in Control transaction, and (B) the date which occurs on the second anniversary of termination of your Continuous Service to the Company.

Section 3. NON-CHANGE IN CONTROL SEVERANCE BENEFITS. If your employment is terminated by the Company without Cause that occurs at a time that is not during the Change in Control Period, you will receive:
(a) the base salary cash payment described in Section 2(a) above, but the Severance Period for purposes of calculating such benefits shall be twelve (12) months; and
(b) the COBRA benefits described in Section 2(c) above, but the Severance Period for purposes of calculating such benefits shall be twelve (12) months.
You shall not be eligible to receive any other benefits under the Plan except as described in Section 3(a) and Section 3(b) above.
For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2 and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3, you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under Section 3.
Section 4. ACKNOWLEDGEMENTS
As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under Section 2 and Section 3 of the Plan.
(b) Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 or Section 3 above is expressly contingent upon your execution of and compliance with the terms and conditions of the Plan, the Release and the Confidentiality Agreement. Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of Confidentiality Agreement or any other written agreement with the Company.
(c) As further described in Section 2(c) of the Plan, this Participation Agreement and the Plan supersede and replace any change in control or severance benefits previously provided to you and by executing below you expressly agree to such treatment.
To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it no later than Friday, March 5, 2021.

SI-BONE, Inc.

By:
/s/ Laura Francis

Laura Francis, incoming Chief Operating Officer

Eligible Employee

/s/ Anshul Maheshwari

Anshul Maheshwari

Date: 4/12/2021

Exhibit B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (CALIFORNIA)
As an employee of SI-BONE, Inc. (the “Company”), I acknowledge and understand that it is critically important for the Company to protect its rights with respect to its confidential and proprietary business and product information, inventions, and customer relationships. I also acknowledge and agree that the Company will provide me with (1) access to and use of confidential and proprietary information; (2) valuable specialized training; and (3) access to business relationships and goodwill. In consideration of these and my employment with the Company, I agree as follows:

1.Confidential and Proprietary Information.

1.1 I understand that “Confidential and Proprietary Information” means information relating to the Company’s business that I learn or develop or that is disclosed to me, including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Confidential and Proprietary Information includes but is not limited to trade secrets and Inventions (as defined below) and, without limitation, may relate to: research and development; clinical studies and data; product development results and data; engineering; product specifications; computer programs and software; manufacturing processes; compositions; algorithms; know-how; methods; machines; management systems and techniques; strategic plans; financial models; financial projections; business, financial, planning and strategic systems and methods; operating and information systems; acquisition and divestiture goals, plans, strategies and targets; regulatory strategies, plans and approaches; quality control systems and techniques; patent and intellectual property strategies, plans and approaches; vendor and customer data; employee, consultant and personnel data; human resource goals, plans and strategies; human resource management techniques; sales volumes; pricing strategies; sales and marketing plans and strategies; and contracts and bids. Confidential and Proprietary Information does not include any information that has become publicly known and made generally available through no wrongful act of mine or of others who were under an obligation of confidentiality with the Company.

1.2 Both during my employment with the Company and after my employment ends:

1.2.1. I will hold Confidential and Proprietary Information in strictest confidence, whether specifically marked as confidential or not, and will not disclose it or any part of it, except with the prior written consent of an officer of the Company. I understand and agree that this provision prohibits me from rendering services to another party to the extent that I would use, disclose, or rely upon Confidential and Proprietary Information in the course of rendering such services.
1.2.2. I will use all reasonable precautions to ensure that Confidential and Proprietary Information is properly protected and kept from unauthorized persons; and
1.2.3. I will not use Confidential and Proprietary Information except as required to perform my duties for the Company.
1.2.4. I will promptly report to the Company any improper use or disclosure of Confidential and Proprietary Information.

1.3 Notwithstanding the foregoing, I understand that:

1.3.1. At all times I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
1.3.2. Pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.4 Upon termination of my employment, I will deliver to the Company as its sole property all materials and other things containing or relating to Confidential and Proprietary Information, including copies. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential and Proprietary Information, I agree to provide Company with a computer-useable copy of all such Confidential and Proprietary Information and then permanently delete and expunge such Confidential and Proprietary Information from those systems. Prior to leaving, I will cooperate with Company in returning all Company property, attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

1.5 I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

2.Inventions.

2.1 I acknowledge and agree that, to the extent permitted by law, all Inventions are the exclusive property of the Company. I hereby assign to the Company all Inventions and all patents, copyrights and other rights therein that (a) are conceived, developed, created, made, or reduced to practice by me, either alone or with others, during my employment with the Company, on or off Company premises, within or outside of normal working hours, and (b) relate in any way to the business of the Company or relate in any way to the scope of my employment with the Company. “Inventions” means inventions, concepts, discoveries, ideas, improvements, articles of manufacture, compositions, devices, designs, formulae, materials, methods, processes, products, systems, techniques, developments, trade secrets, and any other related materials and information, including derivative works thereof.

2.2 I will promptly disclose to an officer of the Company all Inventions, and all information in my possession relating to such Inventions. I will not independently file or prosecute any patent or copyright application relating to Inventions without the prior written consent of an officer of the Company.

2.3 I will maintain adequate and current written records of all Inventions. The records will be in the form of notes, sketches, drawings and/or any other format specified by the Company. Such records will be available to, and remain the sole property of, the Company.

2.4 If at any time, including after termination of my employment, the Company requests my signature or other cooperation regarding any Inventions, I will fully cooperate with the Company. I will provide assistance at the request of the Company to protect its Inventions and its Confidential and Proprietary Information, and to give effect to the Company’s rights under this Proprietary Information and Inventions Agreement ("Agreement"), including without limitation (a) giving testimony in support of my inventorship, my authorship, patentability, copyrightability, or any other related issues, (b) identifying all known prior source or research material utilized or referred to in connection with such Inventions, and (c) promptly executing and delivering to the Company all documents needed to: (i) secure the Company’s ownership of Inventions; (ii) show the confidential and proprietary nature of Inventions; and (iii) protect the Company’s ownership, rights, and benefits in Inventions. In the event that the Company is after reasonable effort unable to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by me.

2.5 I have identified on Exhibit 1 any Inventions, and all patents, patent applications and copyrights related thereto, conceived, developed, created, made, or reduced to practice by me, either alone or with others, prior to my employment with the Company, that relate to the business in which the Company is or has been involved or its demonstrably anticipated research and development, and that I claim to own or in which I claim to have an interest or right. I do not and will not claim that prior to my employment I owned any right, title or interest in or to any Invention, patent, patent application or copyright related thereto, that relates to the business in which the Company is or has been involved or its demonstrably anticipated research and development, not specifically listed on Exhibit 1. If Exhibit 1 is not completed and attached, I represent that it is because I have no excluded Inventions and Exhibit 1 should properly be blank.

2.6 If I believe that I am entitled to ownership of any Inventions, or any patents, patent applications or copyrights related thereto, conceived, developed, created, made or reduced to practice by me, either alone or with others, during my employment with the Company, I will promptly notify an officer of the Company, in writing.

3.Goodwill.

3.1 I acknowledge and agree that the Company owns the goodwill in the relationships with the Company’s customers that I maintain or develop in the course and scope of my employment with the Company. If I owned goodwill in the Company’s customer relationships when I began employment with the Company, I hereby assign all such goodwill to the Company.

4.Third Party Information.

4.1 I recognize that the Company has received, and in the future will receive, confidential and proprietary information from third parties. I agree that I owe the Company and such third parties, both during and after my employment, a duty to hold all such information in the strictest of confidence. I will not disclose such information to any other party (except as required in the performance of my duties for the Company), and I will not use it for the benefit of anyone other than the Company (or such third party) without the prior written consent of an officer of the Company.

5.Other Conflicts.

5.1 I represent and warrant that I do not have obligations or relationships that would (a) present a conflict with my employment with the Company, (b) prevent me from being employed by the Company, or (c) present a potential for disclosure of information to Company that I am obligated to keep confidential.

5.2 I will not use or disclose any confidential and proprietary information of my former employers or other third parties during my employment with the Company. I will not bring onto the premises of the Company any documents, materials, or any other property belonging to my former employers or other third parties to which I have an obligation of confidentiality.

6.Good Faith Towards the Company.

6.1 I will maintain, protect and develop Confidential and Proprietary Information and Company business and customer relationships and goodwill solely for the Company’s benefit.

6.2 At all times while employed by the Company, I will (i) devote my entire productive time, ability and attention to the Company’s business during the Company’s normal business hours if my employment is full-time, and (ii) not directly or indirectly engage in any employment, consulting or other activity that would compete with the Company or that would otherwise conflict with my employment obligations to the Company, whether or not during normal business hours.

6.3 I acknowledge and agree that the Company has an important interest in maintaining a stable work force in addition to protecting its Confidential and Proprietary Information. At all times while employed by the Company and for one year after employment ends (the “Restricted Period”), I will not interfere with the Company’s business, directly or through others, by soliciting, or assisting or participating in the solicitation of, any person to terminate that person’s employment with, or service as a consultant or independent contractor to, the Company, without the express written consent of an officer of the Company.

7.At-Will Employment.

7.1 I acknowledge and agree that my employment with the Company is “at-will.” This means that I am free to terminate my employment with the Company at any time, with or without cause or advance notice. Likewise, the Company has the right to terminate my employment, or otherwise discipline, transfer or demote me at any time, with or without cause, and with or without notice. No one other than the Company CEO or CFO can alter this at-will arrangement. Furthermore, any change to the at-will nature of my relationship must be in writing and must be signed by both me and either the CEO or CFO of the Company.

8.General Provisions.

8.1 This Agreement will bind my heirs, executors, administrators, legal representatives and assigns and shall remain in effect in the event I am transferred to any affiliate of the Company. This Agreement will be deemed assigned to such affiliate as of my first day of employment with such affiliate. This Agreement will remain in effect for the benefit of any successor or assign of the business of the Company, and shall inure to the benefit of such successor or assign.

8.2 I acknowledge that a violation or attempted violation of my obligations under this Agreement will cause irreparable damage to the Company, and I agree that the Company shall be entitled, as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of such obligations. I agree that I will reimburse the Company for its costs of obtaining an injunction, and that its right to such injunctive relief shall not preclude the Company from pursuing any other remedies for breach of this Agreement, including the recovery of monetary damages.

8.3 In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision. If a court determines that any provision of this Agreement is overly broad, it is agreed that such provision may be reformed to the extent necessary to cause the limitations contained in the provision to be reasonable.

8.4 The laws of the State of California shall govern the interpretation, validity, and effect of this Agreement without giving effect to conflict of laws principles, and without regard to the place of execution or the place of performance. If a dispute arises out of or relates to this Agreement, the parties will submit the matter to a court of competent jurisdiction in Santa Clara County, California, to which the parties submit for purposes of jurisdiction and venue, and the parties consent to such jurisdiction and venue.

8.5 This Agreement contains the entire agreement of the parties and may be amended only by written agreement signed by an officer of the Company. The waiver of any rights under this Agreement in any particular instance, or the failure to enforce any provision of this Agreement in any particular instance, shall not constitute a waiver or relinquishment of the right to enforce such provision or enforce this Agreement generally.

9.Informed Agreement.

9.1 I acknowledge that I have read and that I understand this Agreement and that this Agreement is a condition of my employment with the Company. Without my acceptance of this Agreement, the Company would not have: (a) allowed me access to and use of Confidential and Proprietary Information; (b) provided me with valuable specialized training; and (c) allowed me access to business relationships and goodwill. I have therefore accepted this Agreement as evidenced by my signature below.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT is effective as of the date signed by the Employee below.

Employee signature:        _____/s/ Anshul Maheshwari________

Employee printed name:        ______ Anshul Maheshwari_________

Date:                ________________4/12/2021______________

* * * * * * *

Exhibit 1

PRIOR WORK PRODUCT DISCLOSURE

1.    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

        No inventions or improvements.

        See below:

        Additional sheets attached.

2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
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        Additional sheets attached.

EXHIBIT 2
California Labor Code Section 2870.
Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for his employer.
(b)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.